EXHIBIT 99.1

PRESS RELEASE	Contact
For Release	Lynn Felsinger
Visualant, Inc.

206.903.1351 phone
206.903.1352 fax
lynn@visualant.net

Visualant, Inc. to Acquire TransTech Systems, Inc.
Revised Letter of Intent with Leading Security and Authentication Company

Seattle, WA., November 23, 2009/Business Wire-Visualant, Inc. (OTC BB: VSUL), a color technology company (“VSUL”) which provides multi-dimensional, spectral-based pattern file creation diagnostic and security solutions announced the signing of a Revised Letter of Intent to acquire TransTech Systems, Inc. of Wilsonville, Oregon, in exchange for stock.  TransTech will bring more than $10 million in profitable annual revenues to Visualant’s operations and provide established market access for the Visualant technology.  This acquisition signals a pivotal change in Visualant’s revenue outlook. The acquisition provides Visualant the foundation for both organic growth and future acquisitions in the security and authentication industry.

TransTech Systems, Inc. founded by Jim Gingo in 1993, is a leading provider of security and authentication products and services to government and private sector customers.  They also have as a nationwide dealer channel.  Gingo has driven TransTech’s steady growth and built strong relationships throughout his industry. This past year TransTech assisted the US Secret Service in providing high security access credentialing for the G20 Economic Conference in Pittsburgh and the Obama Presidential Inauguration.  In addition to his role as CEO of TransTech, Jim Gingo is one of the early members of the Document Security Alliance co-founded by the Secret Service and concerned industry representatives after the events of 9/11.

Ron Erickson, Visualant Founder, Chairman and CEO said, “When we re-examined the synergies between both companies, an all stock transaction provided a real win-win opportunity for both of us.  With limited dilution of its stock, Visualant gains revenues and distribution, while TransTech gains technology leverage that will grow its market share and enhance margins.  We are thrilled to join forces with TransTech and, Jim Gingo and his team.  They have a great reputation for leadership in providing security and authentication solutions.  The TransTech team will also provide added depth to Visualant management.  Jim has a superior reputation in the industry and has already opened the doors to a number of opportunities to deploy the Visualant technology.”

TransTech Founder and CEO, Jim Gingo stated, “Visualant has created breakthrough technology which can transform the security and authentication industry.  The combination of TransTech’s proven security products and strong customer relationships with Visualant’s revolutionary technology will promote a rapid deployment of enhanced security and authentication solutions to the market place. The opportunity to work together to bring world class solutions to our customers is a dream come true.”

The Letter of Intent provides for the acquisition of privately held TransTech by Visualant through a combination of preferred and common stock. The transaction is scheduled to close early in the first quarter of 2010.

About Visualant, Inc.

Visualant, Inc. (OTCBB:  VSUL) (www.visualant.net) develops  low-cost, high speed, light-based security and quality control solutions available for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Its patent-pending technology uses controlled illumination with specific bands of light, measures and records what is seen, and manages data gathered in an innovative manner enabling devices to establish a unique spectral signature for both individual and classes of items.  The spectral signatures, when matched against existing databases, allow precise identification and authentication of any item or substance.

About TransTech Systems, Inc.

TransTech Systems, Inc. is a leading value added distributor specializing in Secure Identification Badging Systems and components. Based in Wilsonville, Oregon, TransTech is an authorized distributor of ID card printers, cameras, access control products, smartcard readers, biometric readers, card materials, supplies and card production software. More information about TransTech Systems can be found at www.ttsys.com.

Safe Harbor Statement

This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions; expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.